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                                                                    EXHIBIT 10.1

                           ON TECHNOLOGY CORPORATION
                             One Cambridge Center
                             Cambridge, MA  02142


                                                                   April 1, 1995


Fleet National Bank
75 State Street
Boston, MA  02109

Gentlemen:

      This letter agreement will set forth certain understandings between ON Technology Corporation, a Delaware corporation (the "Borrower") and Fleet National Bank (successor by merger to Fleet Bank of Massachusetts, N.A.) (the "Bank") with respect to Revolving Loans (hereinafter defined) which may be made by the Bank to the Borrower. In consideration of the mutual promises contained herein and in the other documents referred to below, and for other good and valuable consideration, receipt and sufficiency of which are hereby acknowledged, the Borrower and the Bank agree as follows:

      I.  AMOUNTS AND TERMS
          -----------------

      1.1.  Reference to Documents.  Reference is made to (i) that certain
            ----------------------
$10,000,000 face principal amount promissory note (the "Revolving Note") of even date herewith made by the Borrower and payable to the order of the Bank, and
(ii) that certain Accounts Receivable Security Agreement of even date herewith from the Borrower to the Bank (the "Security Agreement"). This letter agreement amends and restates in its entirety, and replaces, that certain letter agreement dated January 20, 1994 (the "1994 Agreement") between the Borrower and Fleet Bank of Massachusetts, N.A.("Fleet Mass"), the Bank having succeeded to the rights of Fleet Mass thereunder. Upon the execution and delivery of this letter agreement, the Bank will have no further commitment to make loans nor any further obligations under the 1994 Agreement.

      1.2.  The Borrowing; Revolving Note.  Subject to the terms and conditions
            -----------------------------
hereinafter set forth, the Bank will make loans ("Revolving Loans") to the Borrower, in such amounts as the Borrower may request, at the Principal Office of the Bank on any Business Day prior to the first to occur of (i) the Expiration Date, or (ii) the earlier termination of the within-described revolving financing arrangements pursuant to (S)5.2 or (S)6.7; provided, however, that the aggregate principal amount of Revolving Loans outstanding shall at no time exceed the lesser of (1) the Maximum Revolving Amount (hereinafter defined) or (2) the Borrowing Base (hereinafter defined). Within such limits, and subject to the terms and conditions hereof, the Borrower may obtain Revolving Loans, repay Revolving Loans and obtain Revolving Loans again on one or more occasions. The

                                       1
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Revolving Loans shall be evidenced by the Revolving Note and interest thereon shall be payable at the times and at the rate provided for in the Revolving Note. Overdue principal shall bear interest at a fluctuating rate per annum which at all times shall be equal to the sum of (i) two (2%) percent per annum plus (ii) the per annum rate otherwise payable under the Revolving Note (but in no event in excess of the maximum rate from time to time permitted by then applicable law), compounded monthly and payable on demand. The Borrower hereby irrevocably authorizes the Bank to make or cause to be made, on a schedule attached to the Revolving Note or on the books of the Bank, at or following the time of making each Revolving Loan and of receiving any payment of principal, an appropriate notation reflecting such transaction and the then aggregate unpaid principal balance of the Revolving Loans. The amount so noted shall constitute presumptive evidence as to the amount owed by the Borrower with respect to principal of the Revolving Loans. Failure of the Bank to make any such notation shall not, however, affect any obligation of the Borrower or any right of the Bank hereunder or under the Revolving Note.

      1.3.  Repayment; Renewal.  The Borrower shall repay in full all Revolving
            ------------------
Loans and all interest thereon upon the first to occur of: (i) the Expiration Date, or (ii) an acceleration under (S)5.2(a) following an Event of Default. The Borrower may repay, at any time, without penalty or premium, the whole or any portion of any Revolving Loan. In addition, if at any time the Borrowing Base is in an amount which is less than the then outstanding aggregate Revolving Loans, the Borrower will forthwith prepay so much of the Revolving Loans as may be required so that the aggregate outstanding Revolving Loans will not exceed the Borrowing Base. The Bank may, at its sole discretion, renew the financing arrangements described in this letter agreement by extending the Expiration Date in a writing signed by the Bank and accepted by the Borrower. Neither the inclusion in this letter agreement or elsewhere of covenants relating to periods of time after the Expiration Date, nor any other provision hereof, nor any action (except a written extension pursuant to the immediately preceding sentence), non-action or course of dealing on the part of the Bank will be deemed an extension of, or agreement on the part of the Bank to extend, the Expiration Date.

      1.4.  Advances and Payments.  The proceeds of all Revolving Loans shall be
            ---------------------
credited by the Bank to a general deposit account maintained by the Borrower with the Bank. The proceeds of each Revolving Loan will be used by the Borrower solely for working capital purposes and not for the acquisition of the capital stock of another Person nor for any acquisition of all or substantially all of the assets of any other Person or all or substantially all of the assets comprising any line of business of another Person.

      The Bank may charge any general deposit account of the Borrower at the Bank with the amount of all payments of interest, principal and other sums when same are due, from time to time, under this letter agreement and/or the Revolving Note and will thereafter notify the Borrower of the amount so charged. The failure of the Bank so to charge any account or to give any such notice shall not affect the obligation of the Borrower to pay interest, principal or other sums as provided herein or in the Revolving Note.

      Whenever any payment to be made to the Bank hereunder or under the Revolving Note shall be stated to be due on a day which is not a Business Day, such payment may be made on the next succeeding Business Day, and interest payable on each such date shall include the amount thereof which shall accrue during the period of such extension of time. All payments by the Borrower hereunder and/or in respect of the Revolving Note shall be made net of any impositions or taxes and without deduction, set-off or counterclaim, notwithstanding any claim which the Borrower may now or at any time hereafter have against the Bank.

      All payments of interest, principal and any other sum payable hereunder and/or under the Revolving Note shall be made to the Bank, in immediately available funds, at its Principal Office or at such other address as the Bank may direct. All payments received by the Bank after 2:00 p.m. on any day shall be deemed received as of the next succeeding Business Day. All monies received by the Bank shall be applied first to fees, charges, costs and expenses payable to the Bank under this letter agreement, the Revolving Note and/or any of the other Loan Documents, next to interest then accrued on account of any Revolving Loans and only thereafter to principal of the Revolving Loans. All interest and fees payable hereunder and/or under the Revolving Note shall be calculated on the basis of a 360-day year for the actual number of days elapsed.

      1.5.  Conditions to Advance.  Prior to the making of the initial Revolving
            ---------------------
Loan, the Borrower shall deliver to the Bank duly executed copies of this letter agreement, the Security Agreement, the Revolving Note and the documents and other items listed on the Closing Agenda delivered herewith by the Bank to the Borrower, all of which, as well as all legal matters incident to the transactions contemplated hereby, shall be satisfactory in form and substance to the Bank and its counsel.

      Without limiting the foregoing, any Revolving Loan (including the initial Revolving Loan) is subject to the further conditions precedent that on the date on which such Revolving Loan is made (and after giving effect thereto):

      (a) Each of the representations and warranties of the Borrower made in any of Subsections 2.1(a) (second sentence only), 2.1(c), 2.1(d), 2.1(k), 2.1(1) and 2.1(m) of this letter agreement shall continue to be correct in all material respects as of the date of such Revolving Loan.

      (b) All covenants and agreements of the Borrower contained herein and/or in any of the other Loan Documents shall have been complied with in all material respects on and as of the date of such Revolving Loan.

      (c) No event which constitutes, or which with notice or lapse of time or both would constitute, an Event of Default shall have occurred and be continuing.


      (d) There shall be no action, suit or proceeding affecting the Borrower or any Subsidiary of the Borrower before any court or governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, in which an adverse decision would, in the reasonable opinion of the Bank, have a material adverse effect on the assets, business, financial condition or prospects of the Borrower or any such Subsidiary.

      Each request by the Borrower for any Revolving Loan, and each acceptance by the Borrower of the proceeds of any Revolving Loan, will be deemed a representation and warranty by the Borrower that at the date of such Revolving Loan and after giving effect thereto all of the conditions set forth in the foregoing clauses (a)-(d) of this (S)1.5 will be satisfied. Each request for a Revolving Loan will be accompanied by a borrowing base certificate on a form satisfactory to the Bank, executed by the chief financial officer of the Borrower, unless such a certificate shall have been previously furnished setting forth the Borrowing Base as at a date not more than 30 days prior to the date of the requested borrowing.

      II.  REPRESENTATIONS AND WARRANTIES
           ------------------------------

      2.1. Representations and Warranties.  In order to induce the Bank to
           ------------------------------
enter into this letter agreement and to make Revolving Loans hereunder, the Borrower warrants and represents to the Bank as follows:

      (a) The Borrower is a corporation duly organized, validly existing and in good standing under the laws of Delaware. The Borrower has full corporate power to own its property and conduct its business as now conducted and as contemplated to be conducted, to grant the security interests contemplated by the Security Agreement and to enter into and perform this letter agreement and the other Loan Documents. The Borrower is duly qualified to do business and in good standing in Massachusetts. The Borrower is also duly qualified to do business and in good standing in each other jurisdiction where such qualification is required by the nature of the Borrower's business and where the failure so to qualify would result in a material adverse effect upon the assets, business, financial condition or prospects of the Borrower, all such jurisdictions where the Borrower is so qualified being listed on item 2.1(a) of the attached Disclosure Schedule. At the date hereof, the Borrower has no Subsidiaries except as disclosed on item 2.1(a) of the attached Disclosure Schedule. The Borrower is not a member of any partnership or joint venture.

      (b) The Borrower owns 100% of the outstanding capital stock of each Subsidiary.

      (c) The execution, delivery and performance by the Borrower of this letter agreement and each of the other Loan Documents have been duly authorized by all necessary corporate and other action and do not and will not:

      (i) violate any provision of, or require any filings (other than filings under the Uniform Commercial Code with the Secretary of State of The Commonwealth of Massachusetts, the City Clerk of Cambridge, Massachusetts and Middlesex (South) Registry of Deeds), registration, consent or approval under, any law, rule, regulation, order, writ, judgment, injunction, decree, determination or award presently in effect having applicability to the Borrower;

      (ii) violate any provision of the charter or By-laws of the Borrower, or result in a breach of or constitute a default or require any waiver or consent under any material indenture or material loan or credit agreement or any other material agreement, lease or instrument to which the Borrower is a party or by which the Borrower or any of its properties may be bound or affected or require any other consent of any Person; or

      (iii) result in, or require, the creation or imposition of any lien, security interest or other encumbrance (other than in favor of the Bank), upon or with respect to any of the properties now owned or hereafter acquired by the Borrower.

      (d) This letter agreement and each of the other Loan Documents have been duly executed and delivered by the Borrower and each is a legal, valid and binding obligation of the Borrower, enforceable against the Borrower in accordance with its respective terms.

      (e) Except as described on item 2.1(e) of the attached Disclosure Schedule, there are no actions, suits, proceedings or investigations pending or, to the knowledge of the Borrower, threatened by or against the Borrower or any Subsidiary of the Borrower before any court or governmental department commission, board, bureau, agency or instrumentality, domestic or foreign, which could prevent the consummation of the transactions contemplated hereby or call into question the validity of this letter agreement or any of the other Loan Documents or any action taken or to be taken in connection with the transactions contemplated hereby or thereby or which in any single case or in the aggregate might result in any material adverse change in the business, prospects, condition, affairs or operations of the Borrower or any such Subsidiary.

      (f) The Borrower is not in violation of any term of its charter or By-laws as now in effect. Neither the Borrower nor any Subsidiary of the Borrower is in material violation of any term of any mortgage, indenture or judgment, decree or order, or any other instrument, contract or agreement to which it is a party or by which any of its property is bound.

      (g) The Borrower has filed all federal, foreign, state and local tax returns, reports and estimates required to be filed by the Borrower. All such filed returns, reports and estimates are, to the best knowledge of the Borrower, proper and accurate and the Borrower has paid all taxes, assessments, impositions, fees and other governmental charges required to be paid in respect of the periods covered by such returns, reports or estimates. No deficiencies for any tax, assessment or governmental charge have been asserted or assessed, and the Borrower knows of no material tax liability or basis therefor.

      (h) The Borrower (and each Subsidiary of the Borrower) is in compliance with all requirements of law, federal, state and local, and all requirements of all governmental bodies or agencies having jurisdiction over it, the conduct of its business, the use of its properties and assets, and all premises occupied by it, failure to comply with any of which laws and requirements could (singly or in the aggregate with all other such failures) have a material adverse effect upon the assets, business, financial condition or prospects of the Borrower and its Subsidiaries, taken as a whole. Without limiting the foregoing, the Borrower has all the franchises, licenses, leases, permits, certificates and authorizations material to the conduct of its business and the use of its properties and all premises occupied by it, as now conducted, owned and used and as proposed to be conducted, owned and used.

      (i) The audited financial statements of the Borrower as at December 31, 1995, heretofore delivered to the Bank, fairly present the financial condition of the Borrower as at the date thereof and for the period covered thereby. As of December 31, 1995, the Borrower did not have any known liability, contingent or otherwise, not disclosed in the aforesaid December 31, 1995 financial statements or in any notes thereto that could materially affect the financial condition of the Borrower. Except as otherwise disclosed in item 2.1(i) of the Disclosure Schedule attached hereto, since December 31, 1995, there has been no material adverse development in the business or condition of the Borrower and the Borrower has not, directly or through any Subsidiary, entered into any transaction other than in the ordinary course.

      (j) The principal place of business and chief executive offices of the Borrower are located at One Cambridge Center, Cambridge, MA 02142 (the "Premises"). All of the books and records of the Borrower relating to Receivables are located at the Premises, although books and records of Subsidiaries may be located elsewhere.

      (k) The Borrower and each Subsidiary of the Borrower owns or has a valid right to use the patents, licenses, copyrights, trademarks, trademark applications, trademark rights, trade names or trade name rights and franchises ("Intellectual Property") now being used to conduct its business, other than any items of such Intellectual Property as to which the Borrower's or such Subsidiary's failure to own or have the valid right to use such items would not (singly or in the aggregate with all other such failures on the Borrower's or such Subsidiary's part) have a materially adverse effect on the business, assets or condition, financial or otherwise of the Borrower or any such Subsidiary. The conduct of the Borrower's and each Subsidiary's business as now operated does not conflict with valid patents, licenses, copyrights, trademarks, trademark rights and trade names, trade name rights or franchises of others in any manner that would materially adversely affect the business or assets or condition, financial or otherwise, of the Borrower or any such Subsidiary.

      (l) None of the executive officers or key employees of the Borrower is subject to any agreement in favor of anyone other than the Borrower which limits or restricts that person's right to engage in the type of business activity conducted or proposed to be conducted by the Borrower or which grants to anyone other than the Borrower any rights in any inventions relating to the business of the Borrower or other ideas relating to the business of the Borrower susceptible to legal protection developed or conceived by any such officer or key employee.

      (m) The Borrower is not, to its knowledge, a party to any contract or agreement which now has or, as far as can be foreseen by the Borrower at the date hereof, may have a material adverse effect on the financial condition, business, prospects or properties of the Borrower.

      III.  AFFIRMATIVE COVENANTS AND REPORTING REQUIREMENTS
            ------------------------------------------------

      Without limitation of any covenants and agreements contained in the Security Agreement or elsewhere, the Borrower agrees that so long as the financing arrangements contemplated hereby are in effect or any Revolving Loan or any of the other Obligations shall be outstanding:

      3.1. Legal Existence; Qualification; compliance.  The Borrower will
           ------------------------------------------
maintain (and will cause each Subsidiary of the Borrower to maintain) its corporate existence and good standing in the jurisdiction of its incorporation. The Borrower will remain qualified to do business and in good standing in Massachusetts. Further, the Borrower will qualify to do business and remain qualified and in good standing (and the Borrower will cause each Subsidiary of the Borrower to qualify and remain qualified and in good standing) in each jurisdiction where the Borrower or such Subsidiary, as the case may be, maintains any facility, office, warehouse or other location and in each other jurisdiction in which the failure so to qualify would (singly or in the aggregate with all other such failures )have a material adverse effect on the financial condition, business or prospects of the Borrower or any such Subsidiary. The Borrower will comply (and will cause each Subsidiary of the Borrower to comply) with its charter documents and by-laws and, in all material respects, with all contractual requirements by which it or any of its properties may be bound, except any such contractual requirements as to which the failure so to comply would not (singly or in the aggregate with all other such failures) have a material adverse effect on the assets, financial condition, business or prospects of the Borrower or on any such Subsidiary. The Borrower will comply with (and will cause each Subsidiary of the Borrower to comply with) all applicable laws, rules and regulations (including, without limitation, ERISA and those relating to environmental protection) other than (i) laws, rules or regulations the validity or applicability of which the Borrower or such Subsidiary shall be contesting in good faith by proceedings which serve as a matter of law to stay the enforcement thereof and (ii) those laws, rules and regulations the failure to comply with any of which could not (singly or in the aggregate with all such other failures) have a material adverse effect on the financial condition, business or prospects of the Borrower or any such Subsidiary.

      3.2. Maintenance of Property; Insurance.  The Borrower will maintain and
           ----------------------------------
preserve (and cause each subsidiary of the Borrower to maintain and preserve) all of its properties in good working order and condition, ordinary wear and tear excepted, making all necessary repairs thereto and replacements thereof. The Borrower will maintain all such insurance as may be required under the Security Agreement and will also maintain, with financially sound and reputable insurers, insurance with respect to its property and business against such liabilities, casualties and contingencies and of such types and in such amounts as shall be reasonably satisfactory to the Bank from time to time and in any event all such insurance as may from time to time be customary for companies conducting a business similar to that of the Borrower in similar locales.

      3.3. Payment of Taxes and Charges. The Borrower will pay and discharge
           ----------------------------
(and will cause each subsidiary of the Borrower to pay and discharge) all taxes, assessments and governmental charges or levies imposed upon it or upon its income or property, including, without limitation, taxes, assessments, charges or levies relating to real and personal property, the Collateral, franchises, income, unemployment, old age benefits, withholding, or sales or use prior to the date on which penalties would attach thereto, and all lawful claims (whether for any of the foregoing or otherwise) which, if unpaid, might give rise to a lien upon any on any property of the Borrower or any such Subsidiary, except any of the foregoing which is being contested in good faith and appropriate proceedings which serve as a matter of law to stay the enforcement thereof and for which the Borrower has established and is maintaining adequate reserves in accordance with generally accepted accounting principles. The Borrower will pay, and will cause each of its Subsidiaries to pay, in a reasonably timely manner (giving effect, as to trade debt, to the Borrower's usual business practices at the date hereof as long as no lien arises and no assets of the Borrower are jeopardized), all material lease obligations, all material trade debt, material purchase money obligations, material equipment lease obligations and all of its other material Indebtedness, except any of the foregoing which is being contested in good faith and by appropriate proceedings which serve as a matter of law to stay the enforcement thereof and for which the Borrower has established and is maintaining adequate reserves in accordance with generally accepted accounting principles. The Borrower will perform and fulfill all covenants and agreements under any material leases of real estate, agreements relating to material purchase money debt material equipment leases and other material contracts, except any of the foregoing which is being contested in good faith and by appropriate proceedings which serve as a matter of law to stay the enforcement thereof and for which the Borrower has established and is maintaining adequate reserves in accordance with generally accepted accounting principles. The Borrower will maintain in full force and effect, and Comply with the terms and conditions of, all permits, permissions and licenses material to its business.

      3.4. Accounts.  The Borrower will maintain its principal depository and
           --------
operating accounts with the Bank.

      3.5. Conduct of Business.  The Borrower will conduct, in the ordinary
           -------------------
course, the business in which it is presently engaged, which consists of the development and licensing of computer software. The Borrower will not, without the prior written consent of the Bank, directly or indirectly enter into any other lines of business, businesses or ventures.

      3.6. Reporting Requirements.  The Borrower will furnish to the Bank:
           ----------------------

      (i) Within 90 days after the end of each fiscal year of the Borrower, a copy of the annual audit report for such fiscal year for the Borrower, including therein consolidated and consolidating balance sheets of the Borrower and Subsidiaries as at the end of such fiscal year and related consolidated and consolidating statements of income, stockholders' equity and cash flow for the fiscal year then ended. The annual consolidated financial statements shall be certified by independent public accountants selected by the Borrower and reasonably acceptable to the Bank, such certification to be in such form as is generally recognized as "unqualified".

      (ii) within 45 days after the end of each fiscal quarter of the Borrower, consolidated and consolidating balance sheets of the Borrower and its Subsidiaries and related consolidated and consolidating statements of income and stockholders' equity and cash flow, unaudited but prepared in accordance with generally accepted accounting principles (except that such quarterly statements need not contain footnotes) and certified as fairly stating the Borrower's financial results and condition for the periods indicated in accordance with generally accepted accounting principles (subject to normal year-end audit adjustments) by the chief financial officer of the Borrower, such balance sheets to be as at the end of such fiscal quarter and such statements of income and stockholders' equity and cash flow to be for such fiscal quarter and for the year to date.

      (iii) At the time of delivery of each annual or quarterly statement of the Borrower, a certificate executed by the chief financial officer of the Borrower stating that he or she has reviewed this letter agreement and the other Loan Documents and has no knowledge of any default by the Borrower in the performance or observance of any of the provisions of this letter agreement or of any of the other Loan Documents or, if he or she has such knowledge, specifying each such default and the nature thereof. Each such certificate shall also set forth the calculations necessary to evidence compliance with (S)(S)3.7-3.1O, (S)4.3 and (S)4.5.

      (iv) Monthly, within 15 days after the end of each month, (A) an aging report in form satisfactory to the Bank covering all Receivables of the Borrower outstanding as at the end of such month and (B) a certificate of the chief financial officer of the Borrower setting forth the Borrowing Base as at the end of such month, all in form reasonably satisfactory to the Bank; provided, however, that the Borrower need not provide a borrowing base certificate or aging report as at the end of any month when no Revolving Loans are outstanding. Any subsequent borrowing will be conditioned on the Bank's receipt of a current aging report and a borrowing base certificate complying with the requirements of the last paragraph of (S)1.5.

      (V) Prior to April 1 in each year ear, the Board-approved budget of income and expenses for such year, in detail reasonably satisfactory to the Bank.

      (vi) Promptly after receipt, a copy of all audits or reports submitted to the Borrower by independent public accountants in connection with any annual, special or interim audits of the books of the Borrower and any letter of comments directed by such accountants to the management of the Borrower.

      (vii) As soon as possible and in any event within five days of the occurrence of each Event of Default or any event which, with the giving of notice or passage of time or both, could constitute an Event of Default, the statement of the Borrower setting forth details of such Event of Default or event and the action which the Borrower proposes to take with respect thereto.

      (viii) Promptly after the commencement thereof, notice of all actions, suits and proceedings before any court or governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, to which the Borrower or any Subsidiary of the Borrower is a party; provided that the Borrower need not give any such notice with respect to any such action, suit or proceeding which seeks only monetary damages and is in an amount less than $50,000.

      (ix) Promptly after the Borrower has knowledge thereof, written notice of any development or circumstance which may reasonably be expected to have a material adverse effect on the Borrower or its business, properties, assets, Subsidiaries or condition, financial or otherwise.

      (x) Promptly after the Borrower has knowledge that 50% or more of its outstanding shares of capital stock have been acquired or are owned by any other Person, written notice to the Bank of such fact.

      (xi) Promptly upon request, such other information respecting the financial condition, operations, Receivables or assets of the Borrower or any subsidiary as the Bank may from time to time reasonably request.

      3.7. Debt to Worth.  The Borrower will maintain on a consolidated basis
           -------------
as at the end of each fiscal quarter (commencing with its results as at March 31, 1996) a Leverage Ratio of not more than 1.0 to 1. As used herein, "Leverage Ratio" means the ratio of (x) Senior Debt of the Borrower and/or any Subsidiaries to (y) Capital Base of the Borrower and Subsidiaries.

      3.8. Capital Base.  The Borrower will maintain as at the end of each
           ------------
fiscal quarter (commencing with its results as at March 31, 1996) a Capital Base which shall be not less than the CB Requirement in effect at such fiscal quarter-end. As used herein, "CB Requirement" will at all times mean $30,000,000, except that as at the end of any fiscal quarter during which an Acquisition occurs (and not for any other fiscal quarter), the CB Requirement will be deemed to be the result of (x) $30,000,000 less (y) the total of (i)
                                                   ----
all One-Time Non-cash Charges incurred by the Borrower during said fiscal quarter in respect of such Acquisition and (ii) all One-Time Cash Charges incurred by the Borrower during said fiscal quarter in respect of such Acquisition (provided that the aggregate of all One-Time Cash Charges incurred by the Borrower from and after the ate hereof will not exceed $4,000,000 per fiscal year).

      3.9. Quick Ratio.   The Borrower will maintain as at the end of each
           -----------
fiscal quarter (commencing with its results as at March 31, 1996) a ratio of Net Quick Assets to Current Liabilities, which ratio shall not be not less than 2.0 to 1.

      3.10.  Profitability.  The Borrower will not incur a quarterly Adjusted
             -------------
Net Loss in any fiscal quarter of its 1996 fiscal year (including the fiscal quarter ended March 31, 1996) in excess of $2,500,000. The Borrower will not incur a quarterly Adjusted Net Loss in any fiscal quarter of its 1997 fiscal year or of any subsequent fiscal year in excess of $1,000,000. Further, and without limiting the foregoing, the Borrower will not incur a quarterly Adjusted Net Loss in any two consecutive fiscal quarters (commencing with the two quarters ending June 30, 1996). Further, and without limiting the foregoing, the Borrower will achieve annual Net Income of not less than $3,000,000 for its fiscal year ending December 31, 1996 and will achieve annual Net Income of not less than $5,000,000 for its fiscal rear ending December 31, 1997 and for each fiscal year thereafter.

      3.11.  Books and Records.  The Borrower will maintain (and cause each of
             -----------------
its Subsidiaries to maintain) complete and accurate books, records and accounts which will at all times fairly reflect all of its transactions in accordance with generally accepted accounting principles consistently applied. The Borrower will, at any reasonable time and from time to time upon reasonable notice and during normal business hours (and at any time upon reasonable notice and during normal business hours following the occurrence of an Event of Default), permit the Bank, and any agents or representatives thereof, to examine and make copies of and take abstracts from the records and books of account of, and visit the properties of the Borrower and any of its Subsidiaries, and to discuss its affairs, finances and accounts with its managers, officers or directors and independent accountants, all of whom are hereby authorized and directed to cooperate with the Bank in carrying out the intent of this (S)3.11. All financial statements of the Borrower hereafter delivered pursuant to this letter agreement will fairly present the financial condition of the Borrower as at the date thereof and for the periods covered thereby in accordance with generally accepted accounting principles.

      3.12. Minimum Balances.  The Borrower will at all times maintain in its
            ----------------
deposit accounts at the Bank an aggregate of not less than $5,000,000 in collected funds which are subject to no lien or pledge or to any rights on the part of anyone other than the Borrower and the Bank.

      IV.  NEGATIVE COVENANTS
           ------------------

      Without limitation of any covenants and agreements contained in the Security Agreement or elsewhere, the Borrower agrees that so long as the financing arrangements contemplated hereby are in effect or any Revolving Loan or any of the other Obligations shall be outstanding:

      4.1.  Indebtedness.  The Borrower will not create, incur, assume or
            ------------
suffer to exist any Indebtedness (nor allow any of its Subsidiaries to create, incur, assume or suffer to exist any Indebtedness), except for:

      (i) Indebtedness owed to the Bank, including, without limitation, the Indebtedness represented by the Revolving Note;

      (ii) Indebtedness of the Borrower or any Subsidiary for taxes, assessments and governmental charges or levies not yet due and payable;

      (iii) unsecured current liabilities of the Borrower or any Subsidiary (other than for money borrowed or the deferred purchase price of property) incurred upon customary terms in the ordinary course of business;

      (iv) purchase money Indebtedness (including, without limitation, Indebtedness in respect of capitalized equipment leases) owed to equipment vendors and/or lessors for equipment purchased or leased by the Borrower for use in the Borrower's business; provided that, at the time of incurrence of any Indebtedness permitted under this clause (iv), and after giving effect thereto, the Borrower shall be in compliance with each of
      (S)(S)3.7, 3.8 and 3.9, with such compliance being determined as at the date of incurrence of such purchase money Indebtedness even if not a fiscal quarter-end;

      (v) other Indebtedness existing at the date hereof, but only to the extent set forth on item 4.1 of the attached Disclosure Schedule;

      (vii) Indebtedness of any Person which hereafter becomes a Subsidiary of the Borrower pursuant to any Permitted Acquisition and Indebtedness of the Borrower resulting from the Borrower's assumption, pursuant to a Permitted Acquisition, of the Indebtedness of any other Person which is acquired by the Borrower pursuant to such Permitted Acquisition; provided that in each case such Indebtedness shall have existed prior to such acquisition and shall not have been incurred in connection therewith nor in contemplation thereof ; and

      (vii) Subordinated Debt; provided that the amount, interest rate, payment schedule and other terms and conditions thereof shall have been approved by the Bank, in its discretion, prior to the date of incurrence of such Subordinated Debt.

      4.2. Liens.  The Borrower will not create, incur, assume or suffer to
           -----
exist (nor allow any of its Subsidiaries to create, incur, assume or suffer to exist) any mortgage, deed of trust, pledge, lien, security interest, or other charge or encumbrance (including the lien or retained security title of a conditional vendor) of any nature (collectively, "Liens") upon or with respect to any of its property or assets, now owned or hereafter acquired, except that the foregoing restrictions shall not apply to:

      (i) Liens for taxes, assessments or governmental charges or levies on property of the Borrower or any of its Subsidiaries if the same shall not at the time be delinquent or thereafter can be paid without interest or penalty;

      (ii) Liens imposed by law, such as carriers', warehousemen's and mechanics' liens and other similar Liens arising in the ordinary course of business for sums not yet due or which are being contested in good faith and by appropriate proceedings 'which serve as a matter of law to stay the enforcement thereof and as to which adequate reserves have been made in accordance with generally accepted accounting principles;

      (iii) pledges or deposits under workmen's compensation laws, unemployment insurance, social security, retirement benefits or similar legislation;

      (iv) Liens in favor of the Bank;

      (v) Liens in favor of equipment vendors and/or lessors securing purchase money Indebtedness to the extent permitted by clause (iv) of (S)4.1; provided that no such Lien will extend to any property of the Borrower or any Subsidiary other than the specific items of equipment financed;

      (vi) Liens securing purchase money financing of any Person which is acquired by the Borrower pursuant to any Permitted Acquisition; provided that (A) such purchase money financing shall have existed prior to such acquisition and shall not have been incurred in contemplation thereof and (B) no such Lien will extend to any property of the Borrower or any Subsidiary other than the specific items so financed;

      (vii) Liens encumbering only assets not located in the United States; provided that the Bank is given prompt notice of any such Liens hereafter arising or created; or

      (viii) other Liens existing at the date hereof, but only to the extent and with the relative priorities set forth on item 4.2 of the attached Disclosure Schedule.

      4.3. Guaranties.  The Borrower will not, without the prior written
           ----------
consent of the Bank, assume, guarantee endorse or otherwise become directly or continentally liable (including, without limitation, liable by way of agreement, contingent or otherwise, to purchase, to provide funds for payment, to supply funds to or otherwise invest in any debtor or otherwise to assure any creditor against loss) (and will, not permit any of its Subsidiaries so to assume, guaranty or become directly or contingently liable) in connection with any indebtedness of any other Person, except (i) guaranties by endorsement for deposit or collection in the ordinary course of business, (ii) guaranties existing at the date hereof and described on item 4.3 of the attached Disclosure Schedule, and (iii) other guaranties of capital leases of its Subsidiaries not in excess of $3,000,000 in aggregate amount outstanding at any one time. Further, the total of (x) the aggregate amount guaranteed at any time pursuant to the guaranties permitted under clause (iii) of the immediately preceding sentence plus (y) the aggregate amount of all loans and advances made by the
         ----
Borrower and/or its Subsidiaries to others and then outstanding will not exceed $3,000,000.

      4.4. Dividends.  The Borrower will not make any distributions to its
           ---------
shareholders, pay any dividends (other than dividends payable solely in capital stock of the Borrower) or redeem, purchase or otherwise acquire, directly or indirectly, any of its capital stock, unless at the time of each such distribute on, dividend payment, redemption, purchase or other acquisition, and after giving effect thereto, there will not be nor will there result therefrom any Default or Event of Default.

      4.5. Loans and Advances.  The Borrower will not make any loans or
           ------------------
advances (and will not permit any of its Subsidiaries to make any loans or advances) to any Person, including, without limitation, the Borrower's directors, officers and employees, except (i) advances to employees for relocation expenses and (ii) advances to directors, officers or employees with respect to expenses incurred by them in the ordinary course of their duties and advances against salary, the aggregate outstanding amount of all of which loans and advances under clause (i) and/or clause (ii) will not exceed at any one time the Permitted Advance Amount. As used herein, the "Permitted Advance Amount" in effect at any time is the result of: (x) $3,000,000 minus (y) the aggregate
                                                    -----
amount then guaranteed pursuant to clause (iii) of the first sentence of (S)4.3.

      4.6. Investments.  The Borrower will not, without the Bank's prior
           -----------
written consent, invest in, hold or purchase any stock or securities of any Person (nor will the Borrower permit any of its Subsidiaries to invest in, purchase or hold any such stock or securities) except (i) readily marketable direct obligations of, or obligations guarantied by, the United States of America or any agency thereof, (ii) other investment grade debt securities,
(iii) mutual funds, the assets of which
are primarily invested in items of the kind described in the foregoing clauses
(i) and (ii) of this (S)4.6, (iv) time deposits with or certificates of deposit issued by the Bank and any other obligations of the Bank or the Bank's parent,
(v) deposits in any other bank organized in the United States having capital in excess of $100,000,000, (vi) Permitted Acquisitions and (vii) non-material investments obtained incidental to Permitted Acquisitions.

      4.7. Subsidiaries; Acquisitions.  The Borrower will not, without the
           --------------------------
prior written consent of the Bank, acquire any Subsidiary or make any other acquisition of the stock of any Person or of all or substantially all of the assets of any other Person, except pursuant to Permitted Acquisitions or incidental to Permitted Acquisitions. The Borrower will not become a partner in any partnership. The Borrower will not suffer or permit to exist any circumstance in which the Tangible Net Worth of the Borrower alone (exclusive of the Borrower's interest in any Subsidiary and exclusive of any loan or advance by the Borrower to any Subsidiary) is at any time less than 75% of the consolidated Tangible Net Worth of the Borrower and Subsidiaries. The total of all One-Time Cash Charges incurred by the Borrower from and after the date hereof in connection with Acquisitions will not exceed $4,000,000 per fiscal year.

      4.8. Merger.  The Borrower will not, without the prior written consent of
           ------
the Bank, merge or consolidate with any Person (except pursuant to a Permitted Acquisition where the Borrower is the survivor) or sell, lease, transfer or otherwise dispose of any material portion of its assets (whether in one or more transactions), other than sale of inventory in the ordinary course.

      4.9.  Affiliate Transactions.  The Borrower will not, without the prior
            ----------------------
written consent of the Bank, enter into any transaction, including, without limitation, the purchase, sale or exchange of any property or the rendering of any service, with any affiliate or the Borrower, except in the ordinary course of and pursuant to the reasonable requirements of the Borrower's business and upon fair and reasonable terms no less favorable to the Borrower than would be obtained in a comparable arms'-length transaction with any Person not an affiliate; provided that nothing in this (S)4.9 shall be deemed to prohibit the payment of salary, bonuses or other similar payments to any officer or director of the Borrower, nor to prevent the hiring of additional officers, in each case at a salary level and bonus structure consistent with industry practice, nor to prevent reasonable periodic increases in salary. For the purposes hereof, "affiliate" means any Person which, directly or indirectly, controls or is controlled by or is under common control with the Borrower; any officer or director or former officer or director of the Borrower; any Person owning of record or beneficially, directly or indirectly, 5% or more of any class of capital stock of the Borrower or 5% or more of any class of capital stock or other equity interest having voting power (under ordinary circumstances) of any of the other Persons described above; and any member of the immediate family or any of the foregoing. "Control means possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of any Person, whether through ownership of voting equity, by contract or otherwise.

      4.10. Change of Address, etc.  The Borrower will not change its name or
            -----------------------
legal structure, nor will the Borrower move its chief executive office or principal place of business from the address described in the first sentence of
(S)2.1(j) above, nor will the Borrower remove any books or records from such address, without, in each instance, giving the Bank at least 30 days' prior written notice and providing all such financing statements, certificates and other documentation as the Bank may request in order to maintain the perfection and priority of the security interests granted or intended to be granted pursuant to the Security Agreement. The Borrower will not change its fiscal year or methods of financial reporting unless, in each instance, prior written notice of such change is given to the Bank and prior to such change the Borrower enters into amendments to this letter agreement in form and substance satisfactory to the Bank in order to preserve unimpaired the rights of the Bank and the obligations of the Borrower hereunder.

      4.11. Hazardous Waste.  Except as provided below, the Borrower will not
            ---------------
dispose of or suffer or permit to exist any hazardous material or oil on any site or vessel owned, occupied or operated by the Borrower or any Subsidiary of the Borrower, nor shall the Borrower store (or permit any Subsidiary to store) on any site or vessel owned, occupied or operated by the Borrower or any such Subsidiary, or transport or arrange the transport of, any hazardous material or oil (the terms "hazardous material", "oil", "site" and "vessel", respectively, being used herein with the meanings given those terms in Mass. Gen. Laws, Ch. 21E or any comparable terms in any comparable statute in effect in any other relevant jurisdiction). The Borrower shall provide the Bank with written notice of (i) the intended storage or transport of any hazardous material or oil by the Borrower or any Subsidiary of the Borrower, (ii) any potential or known release or threat of release of any hazardous material or oil at or from any site or vessel owned, occupied or operated a by the Borrower or any Subsidiary of the Borrower, and (iii) any incurrence of any expense or loss by any government or governmental authority in connection with the assessment, containment or removal of any hazardous material or oil for which expense or loss the Borrower or any Subsidiary of the Borrower may be liable. Notwithstanding the foregoing, the Borrower and its Subsidiaries may use, store and transport, and need not notify the Bank of the use, storage or transportation of, (x) oil in reasonable quantities, as fuel for heating of their respective facilities or for vehicles or machinery used in the ordinary course of their respective businesses and (y) hazardous materials that are solvents, cleaning agents or other materials used in the ordinary course of the respective business operations of the Borrower and its Subsidiaries, in reasonable quantities, as long as in any case the Borrower or the Subsidiary concerned (as the case may be) has obtained and maintains in effect any necessary governmental permits, licenses and approvals complies with all requirements of applicable federal, state and local law relating to such use, storage or transportation, follows the protective and safety procedures that a prudent businessperson conducting a business the same as or similar to that of the Borrower or such Subsidiary (as the case may be) would follow, and disposes of such materials (not consumed in the ordinary course) only through licensed providers of hazardous waste removal services.

      4.12. No Margin Stock.  No proceeds of any Revolving Loan shall be used
            ---------------
directly or indirectly to purchase or carry any margin security.

      4.13. Subordinated Debt.  The Borrower will not directly or indirectly
            -----------------
make any optional or voluntary prepayment or purchase of Subordinated Debt or modify, alter or add any provisions with respect to payment or terms of Subordinated Debt, or make any payment of any Subordinated Debt except to the extent expressly permitted in the subordination agreement relating thereto.

      V.  DEFAULT AND REMEDIES
          --------------------

      5.1.  Events of Default.  The occurrence of any one of the following
            -----------------
events shall constitute an Event of Default hereunder:

      (a) The Borrower shall fail to make any payment of principal of or interest on the Revolving Note on or before the date when due; or

      (b) Any representation or warranty of the Borrower contained herein shall at any time prove to have been incorrect in any material respect when made or any representation or warranty made by the Borrower in connection with the execution and delivery of this letter agreement or any other instrument, document, certificate or statement executed and delivered in connection with any Revolving Loan shall at any time prove to have been incorrect in any material respect when made; or

      (c) The Borrower shall default in the performance or observance of any agreement or obligation under any of (S)(S)3.3, 3.6, 3.7, 3.8, 3.9, 3.10 or
3.12 or Article IV; or

      (d) The Borrower shall default in the performance or observance of any agreement or obligation under (S)3.1 and such failure shall continue uncured for 30 days after the Borrower shall have notice or knowledge thereof; or

      (e) The Borrower shall default in the performance of any other term, covenant or agreement contained in this letter agreement and such default shall continue unremedied for 30 days after notice thereof shall have been given to the Borrower; or

      (f) Any default on the part of the Borrower or any Subsidiary of the Borrower shall exist, and shall remain unwaived or uncured beyond the expiration of any applicable notice and/or grace period, under any other contract, agreement or understanding now existing or hereafter entered into with or for the benefit of the Bank (or any affiliate of the Bank); or

      (g) Any default shall exist and remain unwaived or uncured beyond the expiration of any applicable notice and/or grace period with respect to any Indebtedness for borrowed money of the Borrower or any subsidiary of the Borrower in excess of $100,000 in aggregate principal amount or with respect to any instrument evidencing, guaranteeing, securing or otherwise relating to any such Indebtedness, or any such Indebtedness in excess of $100,000 in aggregate principal amount shall not have been paid when due, whether by acceleration or otherwise, or shall have been declared to be due and payable prior to its stated maturity, or any event or circumstance shall occur which permits, or with the lapse of time or giving of notice or both would permit, the acceleration of the maturity of any such Indebtedness by the holder or holders thereof; or

      (h) The Borrower shall be dissolved, or the Borrower or any Subsidiary of the Borrower shall become insolvent or bankrupt or shall cease paying its debts as they mature or shall make an assignment for the benefit of creditors, or a trustee, receiver or liquidator shall be appointed for the Borrower or any Subsidiary of the Borrower or for a substantial part of the property of the Borrower or any such subsidiary, or bankruptcy, reorganization, arrangement, insolvency or similar proceedings shall be instituted by or against the narrower or any such subsidiary under the laws of any jurisdiction (except for an involuntary proceeding filed against the Borrower or any Subsidiary of the Borrower which is dismissed within 60 days following the institution thereof); or

      (i) Any attachment, execution or similar process shall be issued or levied against any of the property the Borrower or any Subsidiary and such attachment, execution or similar process shall not be paid, stayed, released, vacated or fully bonded within 30 days after its issue or levy; or

      (j) Any final uninsured judgment in excess of $100,000 shall be entered against the Borrower or any Subsidiary of the Borrower by any court of competent jurisdiction and shall remain unpaid for more than 60 days; or

      (k) The Borrower or any Subsidiary of the Borrower shall fail to meet its minimum funding requirements under ERISA with respect to any employee benefit plan (or other class of benefit which the PBGC has elected to insure) or any such plan shall be the subject of termination proceedings (whether voluntary or involuntary) and there shall result from such termination proceedings a liability of the Borrower or any Subsidiary of the Borrower to the PBGC which in the reasonable opinion of the Bank would have a material adverse effect upon the financial condition of the Borrower or any such Subsidiary; or

      (l) The Security Agreement or any other Loan Document shall for any reason (other than due to payment in full of all amounts secured or evidenced thereby or due to discharge in writing by the Bank) not remain in full force and effect; or

      (m) The security interests and liens of the Bank in and on any material portion of the Collateral covered or intended to be covered by the Security Agreement shall for any reason (other than due to payment in full of all amounts secured thereby or due to written release by the Bank) not be fully perfected first priority liens and security interests; or

      (n) There shall be any action, suit or proceeding affecting the Borrower or any Subsidiary of the Borrower before any court or governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, in which an adverse decision would, in the reasonable opinion of the Bank, have a material adverse effect on the condition (financial or otherwise), operations, properties, assets, liabilities or earnings of the Borrower; or

      (o) If 50% or more of the outstanding capital stock of the Borrower is at any time acquired or held by any other Person.

       5.2. Rights and Remedies on Default. Upon the occurrence of any Event of
            ------------------------------
Default, in addition to any other rights and remedies available to the Bank hereunder or otherwise, the Bank may exercise any one or more of the following rights and remedies (all of which shall be cumulative);

      (a) Declare the entire unpaid principal amount of the Revolving Note then outstanding, all interest accrued and unpaid thereon and all other amounts payable under this letter agreement, and all other Indebtedness of the Borrower to the Bank, to be forthwith due and payable, whereupon the same shall become forthwith due and payable, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by the Borrower.

      (b) Terminate the revolving financing arrangements provided for by this letter agreement.

      (c) Exercise all rights and remedies hereunder, under the Revolving Note, and under the Security Agreement and each and any other agreement with the Bank; and exercise all other rights and remedies which the Bank may have under applicable law.

      5.3. Set-off.  In addition to any rights now or hereafter granted under
           -------
applicable law and not by way of limitation of any such rights, upon the occurrence of any Event of Default, the Bank is hereby authorized at any time or from time to time, without presentment, demand, protest or other notice of any kind to the Borrower or to any other Person, all of which are hereby expressly waived, to set off and to appropriate and apply any and all deposits and any other Indebtedness at any time held or owing by the Bank or any affiliate thereof to or for the credit or the account of the Borrower against and on account of the obligations and liabilities of the Borrower to the Bank under this letter agreement or otherwise, irrespective of whether or not the Bank shall have made any demand hereunder and although said obligations, liabilities or claims, or any of them, may then be contingent or unmatured and without regard for the availability or adequacy of other collateral. As further security for the obligations, the Borrower also grants to the Bank a security interest with respect to all its deposits and all securities or other property in the possession of the Bank or any affiliate of the Bank from time to time, and, upon the occurence of any Event of Default, the Bank may exercise all rights and remedies of a secured party under the Uniform Commercial Code.

      VI.  MISCELLANEOUS
           -------------

      6.1. Costs and Expenses.  The Borrower agrees to pay on demand all costs
           ------------------
and expenses (including, without limitation, reasonable legal fees) of the Bank in connection with the preparation, execution and delivery of this letter agreement, the Security Agreement, the Revolving Note and all other instruments and documents to be delivered in connection with any Revolving Loan and any amendments or modifications of any of the foregoing, as well as the costs and expenses (including, without limitation, the reasonable fees and out-of-pocket expenses of legal counsel) incurred by the Bank in connection with preserving, enforcing or exercising, upon default, any rights or remedies under this letter agreement, the Security Agreement, the Revolving Note and all other instruments and documents delivered or to be delivered hereunder or in connection herewith, all whether or not legal action is instituted. In addition, the Borrower shall be obligated to pay any and all stamp and other taxes payable or determined to be payable in connection with the execution and delivery of this letter agreement, the Security Agreement, the

Revolving Note and all other instruments and documents to be delivered in connection with any Obligation. Any fees, expenses or other charges which the Bank is entitled to receive from the Borrower under this Section shall bear interest from the date of any demand therefor until the date when paid at a rate per annum equal to the sum of (i) two (2%) percent plus (ii) the per annum rate otherwise payable under the Revolving Note (but in no event in excess of the maximum rate permitted by then applicable law).

      6.2.  Capital Adequacy.  If the Bank shall have determined that the
            ----------------
adoption or phase-in after the date hereof of any applicable law rule or regulation regarding capital requirements for banks or bank holding companies, or any change therein after the date hereof, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by the Bank with any request or directive of such entity regarding capital adequacy (whether or not having the force of law) has or would have the effect of reducing the return on the Bank's capital with respect to the Revolving Loans, and/or the within-described revolving loan facility to a level below that which the Bank could have achieved (taking into consideration the Bank's policies with respect to capital adequacy immediately before such adoption, phase-in, change or compliance and assuming that the Bank's capital was then fully utilized) but for such adoption, phase-in, change or compliance by any amount deemed by the Bank to be material: (i) the Bank shall promptly after its determination of such occurrence give notice thereof to the Borrower, and (ii) the Borrower shall pay forthwith to the Bank as an additional fee such amount as the Bank certifies to be the amount that will compensate it for such reduction with respect to the Revolving Loans and/or the within-described revolving loan facility.

      A certificate of the Bank claiming compensation under this Section shall be conclusive in the absence of manifest error. Such certificate shall set forth the nature of the occurrence giving rise to such compensation, the additional amount or amounts to be paid to it hereunder and the method by which such amounts were determined. In determining such amounts, the Bank may use any reasonable averaging and attribution methods. No failure on the part of the Bank to demand compensation on any one occasion shall constitute a waiver of its right to demand such compensation on any other occasion and no failure on the part of the Bank to deliver any certificate in a timely manner shall reduce any obligation of the Borrower to the Bank under this section.

      6.3. Facility Fees.  The Borrower will pay to the Bank, on the last day
           -------------
of each calendar quarter (commencing on June 30, 1996) as long as the within-described revolving loan arrangements are in effect and on the Expiration Date, non-refundable commitment fees (the "Commitment Fees"), computed quarterly in arrears on the daily average unused portion of the Maximum Revolving Amount during the calendar quarter for which such Commitment Fees are to be determined. Such Commitment Fees will be payable, based on such daily average unused portion of the Maximum Revolving Amount at the rate of 0.2% per annum. As used herein, the "unused portion" of the Maximum Revolving Amount shall mean such unused portion as results either from the fact that the Bank has for any reason not made Revolving Loans up to the Maximum Revolving Amount or from the fact that the Borrower has repaid Revolving Loans so as to increase the amount of such unused portion. Fees described in this Section are in addition to any balances and fees required by the Bank or any of its affiliates in connection with any other services made available to the Borrower.

      6.4. Other Agreements.  The provisions of this letter agreement are not
           ----------------
in derogation or limitation of any obligations, liabilities or duties of the Borrower under any of the other Loan Documents or any other agreement with or for the benefit of the Bank. No inconsistency in default provisions between this letter agreement and any of the other Loan Documents or any such other agreement will be deemed to create any additional grace period or otherwise derogate from the express terms of each such default provision. No covenant, agreement or obligation of the Borrower contained herein, nor any right or remedy of the Bank contained herein, shall in any respect be limited by or be deemed in limitation of any inconsistent or additional provisions contained in any of the other Loan Documents or any such other agreement.

      6.5. Governing Law.  This letter agreement and the Revolving Note shall
           -------------
be governed by, and construed and enforced in accordance with, the laws of The Commonwealth of Massachusetts.

      6.6  Addresses for Notices, etc.  All notices, requests, demands and other
           --------------------------
communications provided for hereunder shall be in writing and shall be mailed or delivered (including delivery by over-night courier service) to the applicable party at the address indicated below:

          If to the Borrower:

          ON Technology Corporation
          One Cambridge Center
          Cambridge, MA  02142
          Attentions:  President
          with a copy to:

          Gabor Garai, Esquire
          Epstein Becker & Green, P.C.
          75 State Street
          Boston, MA 02109

          If to the Bank:

          Fleet National Bank
          High Technology Group
          75 State Street
          Boston, MA  02109
          Attention:  Kimberly A. Martone, Vice President

or as to each of the foregoing, at such other address as shall be designated by such Person in a written notice to the other party complying as to delivery with the terms of this Section. All such notices, requests, demands and other communications shall be deemed delivered on the earlier of (i) the date received or (ii) the date of delivery, refusal or non-delivery indicated on the return receipt if deposited in the United States mails, sent postage prepaid, certified or registered mail, return receipt requested, addressed as aforesaid.

      6.7.  Binding Effect; Assignment; Termination.  This letter agreement
            ---------------------------------------
shall be binding upon the Borrower, its successors and assigns and shall inure to the benefit of the Borrower and the Bank and their respective permitted successors and assigns. The Borrower may not assign this letter agreement or any rights hereunder without the express written consent of the Bank. The Bank may, in accordance with applicable law, from time to time assign or grant participations in this letter agreement, the Revolving Loans and/or the Revolving Note; provided that, unless the Borrower shall otherwise consent (such consent not to be unreasonably withheld), the terms of any such assignment or participation (other than an assignment or participation to an affiliate of the Bank or an assignment to a Federal Reserve Bank as security) shall provide, in effect, that the Bank shall retain the power to declare the Revolving Note accelerated upon the occurrence of any Event of Default and the effective power to give waivers with respect to any Events of Default other than payment defaults. The Borrower may terminate this letter agreement and the financing arrangements made herein by giving written notice of such termination to the Bank; provided that no such termination will release or waive any of the Bank's rights or remedies or any of the Borrower's obligations under this letter agreement or any of the other Loan Documents unless and until the Borrower has paid in full the Revolving Loans and all interest thereon and all fees and charges payable in connection therewith.

      6.8.  Consent to Jurisdiction.  The Borrower irrevocably submits to the
            -----------------------
non-exclusive jurisdiction of any Massachusetts court or any federal court sitting within The Commonwealth of Massachusetts over any suit, action or proceeding arising out of or relating to this letter agreement and/or the Revolving Note. The Borrower irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of venue of any such suit, action or proceeding brought in such a court and any claim that any such suit, action or proceeding has been brought in an inconvenient forum. The Borrower agrees that final judgment in any such suit, action or proceeding brought in such a court shall be enforced in any court of proper jurisdiction by a suit upon such judgment, provided that service of process in such action, suit or proceeding shall have been effected upon the Borrower in one of the manners specified in the following paragraph of this (S)6.8 or as otherwise permitted by law.

      The Borrower hereby consents to process being served in any suit, action or proceeding of the nature referred to in the preceding paragraph of this
(S)6.8 either (i) by mailing a copy thereof by registered or certified mail, postage prepaid, return receipt requested, to it at its address set forth in
(S)6.6 or (ii) by serving a copy thereof upon it at its address set forth in
(S)6.6.

      6.9.  Severability.  In the event that any provision of this letter
            ------------
agreement or the application thereof to any Person, property or circumstances shall be held to any extent to be invalid or unenforceable, the remainder of this letter agreement, and the application of such provision to Persons, properties or circumstances other than those as to which it has been held invalid and unenforceable, shall not be affected thereby, and each provision of this letter agreement shall be valid and enforced to the fullest extent permitted by law.

      VII.  DEFINED TERMS
            -------------

      7.1.  Definitions.  In addition to terms defined elsewhere in this letter
            -----------
agreement, as used in this letter agreement, the following terms have the following respective meanings:

      "Acquisition" - The acquisition by the Borrower or by any Subsidiary of the Borrower of (i) all or substantially all of the capital stock of any other Person, (ii) all or substantially all of the assets of any other Person or (iii) all or substantially all of the assets comprising any division or line of business of any other Person.

      "Adjusted Net Income" (or "Adjusted Net Loss") - For any fiscal quarter, the sum of (i) the Net Income (or Net Loss, expressed as a negative number) of the Borrower and its Subsidiaries for such fiscal quarter, plus (ii) for any
                                                           ----
fiscal quarter during which an Acquisition occurs, the total of (1) all One-Time Non-Cash Charges incurred by the Borrower during such fiscal quarter in respect of such Acquisition and (2) all One-Time Cash Charges incurred by the Borrower during such fiscal quarter in respect of such Acquisition (provided that the aggregate of all One-Time Cash Charges incurred by the Borrower from and after the date hereof will not exceed $4,000,000). If the result of the foregoing calculation for any fiscal quarter is positive, it will be referred to as the Borrower's "Adjusted Net Income" for such fiscal quarter. If such result is negative, the amount by which same is less than zero will be referred to as the Borrower's "Adjusted Net Loss" for such fiscal quarter.

      "Borrowing Base" - At any time, the sum of (i) 80% of the aggregate principal amount of the Qualified Receivables of the Borrower then outstanding, plus (ii) 40% of the aggregate principal amount of the Foreign Qualified
- - ----
Receivables of the Borrower then outstanding.

      "Business Day" - Any day which is not a Saturday, nor a Sunday nor a public holiday under the laws of the United States of America or The Commonwealth of Massachusetts applicable to a national bank.

      "Capital Base" - At any time, the sum of (i) the consolidated Tangible Net Worth of the Borrower and Subsidiaries plus (ii) the principal amount of Subordinated Debt of the Borrower then outstanding (nothing contained herein being deemed to authorize the incurrence of any additional Subordinated Debt).

      "Collateral" - All property now or hereafter owned by the Borrower or in which the Borrower now or hereafter has any interest which is described as "Collateral" in the Security Agreement or in (S)7.2(b) below.

      "Current Liabilities" - All liabilities of any corporation or other entity which would, in accordance with generally accepted accounting principles, be classified as current liabilities of an entity conducting a business the same as or similar to that of such entity, including, without limitation, all capitalized lease payments and other payments under capitalized leases and fixed prepayments of, and sinking fund payments with respect to, Indebtedness required to be made within one year from the date of determination. "Current Liabilities" shall also and in any event be deemed to include the Revolving Loans.

      "Default" - Any event or circumstances which, with the giving of notice or passage of time or both, could become an Event of Default.

      "ERISA" - The Employee Retirement Income Security Act of 1974, as amended.

      "Expiration Date" - April 1, 1998 unless extended by the Bank, which extension may be given or withheld by the Bank in its sole discretion.

      "Foreign Qualified Receivables" - Those Receivables of the Borrower which satisfy all of the criteria to be Qualified Receivables except that the relevant customers are not located in the United States.

      "Indebtedness" - The total of all obligations of a Person, whether current or long-term, senior or subordinated, which in accordance with generally accepted accounting principles would be included as liabilities upon such Person's balance sheet at the date as of which Indebtedness is to be determined, and shall also include guaranties, endorsements (other than for collection in the ordinary course of business) or other arrangements whereby responsibility is assumed for the obligations of others, whether by agreement to purchase or otherwise acquire the obligations of others, including any agreement, contingent or otherwise, to furnish funds through the purchase of goods, supplies or services for the purpose of payment of the obligations of others.

      "Loan Documents" - Each of this letter agreement, the Revolving Note, the Security Agreement and each other instrument, document or agreement evidencing, securing, guaranteeing or relating in any way to any of the Revolving Loans, all whether now existing or hereafter arising or entered into.

      "Maximum Revolving Amount" - Ten Million ($10,000,000) Dollars.

      "Net Income" (or "Net Loss") - The book net income (or book net loss, as the case may be) of a Person for any period, after all taxes actually paid or accrued and all expenses and other charges determined in accordance with generally accepted accounting principles consistently applied.

      "Net Quick Assets" - At any time, the total of (i) such current assets of the Borrower as consist of cash, demand deposits with the bank, United States Treasury obligations and other readily-marketable "money market" instruments to the extent otherwise permitted under this letter agreement, plus (ii) the principal amount of the Receivables of the Borrower at such time (less an allowance for bad debts consistent with the Borrower's normal practice).

      "One-Time Cash Charges" - All non-recurring cash expenditures which constitute charges against the Borrower's Net Income and arise from Acquisitions hereafter made by the Borrower.

      "One-Time Non-Cash Charges" - All non-recurring charges against the Borrower's Net Income which do not involve the expenditure of cash and which arise from Acquisitions hereafter made by the Borrower, including, without limitation, write-offs of capitalized research and development costs and write-offs of goodwill.

      "PBGC" - The Pension Benefit Guaranty Corporation or any successor thereto.

      "Permitted Acquisition" - Any acquisition by the Borrower of the stock or assets of another Person as to which all of the following conditions are met:
(i) the business so acquired shall be in the same line of business as the Borrower (being the development and licensing of computer software), (ii) at the time of each such acquisition and after giving effect thereto there will not be nor will result therefrom any Default or Event of Default and (iii) prior to any such acquisition the Borrower will provide the bank (unless the Bank, in its sole discretion, waives the provisions of this clause (iii)) with evidence, on a pro forma basis, reasonably satisfactory to the Bank that such acquisition would
- - --- -----
not lead to a failure on the Borrower's part to comply with any of (S)(S)3.7-3.10, inclusive, as at the next following fiscal quarter-end.

      "Person" - an individual, corporation, partnership, joint venture, trust, or unincorporated organization, or a government or any agency or political subdivision thereof.

      "Principal Office" - The principal place of business of the Bank in Boston, MA, now located at 75 State Street, Boston, MA 02109.

      "Qualified Receivables" - Only those Receivables of the Borrower which arise out of bona fide sales made to customers of the Borrower (which customers
             ---- ----
are located in the United States and are not Subsidiaries of or otherwise affiliated with the Borrower) in the ordinary course of the

Borrower's business and which remain unpaid no more than 90 days past the date of invoice for such sale, the payment of which is not in dispute. Unless the Bank in its sole discretion otherwise determines with respect to any Receivable, a Receivable which would otherwise be a Qualified Receivable shall be deemed not to be a Qualified Receivable (i) if the Bank does not have a fully perfected first priority security interest in such Receivable; (ii) if such Receivable is not free and clear of all adverse interest in favor of any Person other than the Bank; (iii) if such Receivable is subject to any deduction, off-set, contra account, counterclaim or condition, (iv) if a field examination made by the Bank fails to confirm that such Receivable exists and satisfies all of the criteria set forth herein to be a Qualified Receivable; (v) if such Receivable is not invoiced within such period of time as is consistent with the Borrower's normal practices at the date hereof; (vi) if the customer or account debtor has disputed liability or made any claim with respect to the Receivable or the merchandise covered thereby or with respect to any other Receivable due from said customer to the Borrower; (vii) if the customer or account debtor has filed a petition for bankruptcy or any other application for relief under the Bankruptcy Code or effected an assignment for the benefit of creditors, or if any petition or any other application for relief under the Bankruptcy Code has been filed against said customer or account debtor, or if the customer or account debtor has suspended business, become insolvent, ceased to pay its debts as they become due, or had or suffered a receiver or trustee to be appointed for any of its assets or affairs; (viii) if the customer or account debtor has failed to pay other Receivables so that an aggregate of 50% of the total Receivables owing to the Borrower by such customer or account debtor has been outstanding for more than 90 days; or (ix) if the relevant account debtor is the United states government or any agency thereof, unless the Receivable is assigned to the Bank under the Federal Assignment of Claims Act.

      "Receivables" - All of the Borrower's present and future accounts, accounts receivable and notes, drafts, acceptances and other instruments representing or evidencing a right to payment for goods sold or for services rendered.

      "Senior Debt" - as determined at any time, the principal amount of all Indebtedness of the Borrower (other than contingent liabilities which would appear only in footnotes and not on the face of a balance sheet of the Borrower prepared in accordance with the generally accepted accounting principles) then outstanding less the then principal amount of Subordinated Debt.

      "Subordinated Debt" - any Indebtedness of the Borrower which is expressly subordinated, pursuant to a subordination agreement in form and substance satisfactory to the Bank, to all Indebtedness now or hereafter owed by the Borrower to the Bank.

      "Subsidiary" - Any corporation or other entity of which the Borrower and/or any of its Subsidiaries, directly or indirectly, owns, or has the right to control or direct the voting of, fifty (50%) percent or more of the outstanding capital stock or other ownership interest having general voting power (under ordinary circumstances).

      "Tangible Net Worth" - An amount equal to the total assets of any Person (excluding (i) the total intangible assets of such Person and (ii) any assets representing amounts due from any officer or employee of such Person or from any Subsidiary of such Person) minus the total liabilities of such Person. Total intangible assets shall be deemed to include, but shall not be limited to, the excess of cost over book value of acquired businesses accounted for by the purchase method, formulae, trademarks, trade names, patents, patent rights and deferred expenses (including, but not limited to, unamortized debt discount and expense, organizational expense, capitalized software costs and experimental and development expenses).

      Any defined term used in the plural preceded by the definite article shall be taken to encompass all members of the relevant class. Any defined term used in the singular preceded by "any" shall be taken to indicate any number of the members of the relevant class.

      7.2. Security Agreement. (a) The Borrower acknowledges and agrees that
           ------------------
the "Obligations" described in and secured by the Security Agreement include, without limitation, all of the obligations of the Borrower under the Revolving Note and/or this letter agreement.

        (b) The Security Agreement is hereby modified to provide as follows:

           (i) That the "Collateral" subject thereto includes, without limitation and in addition to the collateral described therein, all of the Borrower's files, books and records (including, without limitation, all electronically recorded data) all whether now owned or existing or hereafter acquired, created or arising. The Borrower hereby grants to the Bank a security interest in all such Collateral in order to secure the full and prompt payment and performance of all of the Obligations.

           (ii) That, upon the occurrence of any Event of Default (as defined in (S)5.1 of this letter agreement), the Bank may, at any time, without further notice to the Borrower, notify account debtors that the Collateral has been assigned to the Bank and that payments by such account debtors shall be made directly to the Bank. At any time after the occurrence of an Event of Default, the Bank may collect the Borrower's Receivables, or any of same, directly from account debtors and may charge the collection costs and expenses to the Borrower.

      This letter agreement is executed, as an instrument under seal, as of the day and year first above written.

                             Very truly yours,

                             ON TECHNOLOGY CORPORATION


                             By
                               ------------------------------
                               Its

FLEET NATIONAL BANK



By
  -------------------------
  Its



By
  -------------------------
  Its

                              DISCLOSURE SCHEDULE

Item    2.1(a)  Jurisdictions in which Borrower is qualified; Subsidiaries

Item    2.1(e)  Litigation

Item    2.1(i)  Transactions not in the ordinary course

Item    4.1     Existing Indebtedness

Item    4.2     Existing Liens

Item    4.3     Existing Guaranties

                                PROMISSORY NOTE


         $10,000,000.00                          Boston, Massachusetts
                                                 April 1, 1996


      For VALUE RECEIVED, the undersigned ON Technology corporation, a Delaware corporation (the "Borrower") hereby promises to pay to the order of FLEET NATIONAL BANK (the "Bank") the principal amount of Ten Million and 00/100 ($10,000,000.00) Dollars or such portion thereof as may be advanced by the Bank pursuant to (S)1.2 of that certain letter agreement of even date herewith between the Bank and the Borrower (the "Letter Agreement") and remains outstanding from time to time hereunder ("Principal"), with interest, at the rate hereinafter set forth, on the daily balance of all unpaid Principal, from the date hereof until payment in full of all Principal and interest hereunder.

      Interest on all unpaid Principal shall be due and payable monthly in arrears, on the first day of each month, commencing on the first such date after the advance of any Principal and continuing on the first day of each month thereafter and on the date of payment of this note in full, at a fluctuating rate per annum (computed on the basis of a year of three hundred sixty (360) days for the actual number of days elapsed) which shall at all times be equal to the Prime Rate, as in effect from time to time (but in no event in excess of the maximum rate permitted by then applicable law). A change in the aforesaid rate of interest shall become effective on the same day on which any change in the Prime Rate is effective. Overdue Principal shall bear interest at a fluctuating rate per annum which at all times shall be equal to the sum of (i) two (2%) percent per annum plus (ii) the per annum rate otherwise payable under this note (but in no event in excess of the maximum rate permitted by then applicable law), compounded monthly and payable on demand. As used herein, "Prime Rate" means that rate of interest per annum announced by the Bank from time to time as its prime rate, it being understood that such rate is merely a reference rate, not necessarily the lowest, which serves as the basis upon which effective rates of interest are calculated for obligations making reference thereto. If the entire amount of any required Principal and/or interest is not paid within ten
(10) days after the same is due, the Borrower shall pay to the Bank a late fee equal to five percent (5%) of the required, payment, provided that such late fee shall be reduced to three percent (3%) of any required Principal and interest that is not paid within fifteen (15) days of the date it is due if this note is secured by a mortgage on an owner-occupied residence of 1-4 units.

      All outstanding Principal and all interest accrued thereon shall be due and payable in full on the first to occur of: (i) an acceleration under (S)5.2 of the Letter Agreement or (ii) April 1, 1998. The Borrower may at any time and from time to time prepay all or any portion of said Principal, without premium or penalty. Under certain circumstances set forth in the Letter Agreement, prepayments of Principal may be required.

      Payments of both Principal and interest shall be made, in immediately available funds, at the office of the Bank located at 75 State Street, Boston, Massachusetts 02109, or at such other address as the Bank may from time to time designate.

      The undersigned Borrower irrevocably authorizes the Bank to make or cause to be made, on a schedule attached to this note or on the books of the Bank, at or following the time of making any Revolving Loan (as defined in the Letter Agreement) and of receiving any payment of Principal, an appropriate notation reflecting such transaction and the then aggregate unpaid balance of Principal. Failure of the Bank to make any such notation shall not, however, affect any obligation of the Borrower hereunder or under the Letter Agreement. The unpaid Principal amount of this note, as recorded by the Bank from time to time on such schedule or on such books, shall constitute presumptive evidence of the aggregate unpaid principal amount of the Revolving Loans.

      The Borrower hereby (a) waives notice of and consents to any and all advances, settlements, compromises, favors and indulgences (including, without limitation, any extension or postponement of the time for payment), any and all receipts, substitutions, additions, exchanges and releases of collateral, and any and all additions, substitutions and releases of any person primarily or secondarily liable, (b) waives presentment, demand, notice, protest and all other demands and notices generally in connection with the delivery, acceptance, performance, default or enforcement of or under this note, and (c) agrees to pay, to the extent permitted by law, all costs and expenses, including, without limitation, reasonable attorneys' fees, incurred or paid by the Bank in enforcing this note and any collateral or security therefor, all whether or not litigation is commenced.

      This note is the Revolving Note referred to in the Letter Agreement. This note is secured by, and is entitled to the benefit of, the Security Agreement (as defined in the Letter Agreement). This note is subject to prepayment as set forth in the Letter Agreement. The maturity of this note may be accelerated upon the occurrence of an Event of Default, as provided in the Letter Agreement.

      Executed, as an instrument under seal, as of the day and year first above written.

CORPORATE SEAL                  ON TECHNOLOGY CORPORATION

ATTEST :

                                By:
- - ---------------------------         ------------------------
Secretary                       Name:
                                Title:

                                      -2-